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Colorado MEDtech, Inc.

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FOR IMMEDIATE RELEASE:	NEWS
April 25, 2003	NASDAQ-CMED

COLORADO MEDTECH, INC. ANNOUNCES
RESIGNATION OF MEMBER OF BOARD OF DIRECTORS

LONGMONT, Colorado — Colorado MEDtech, Inc. (NASDAQ — CMED) today announced that Duncan Soukup has resigned from the Company’s Board of Directors. A copy of his resignation letter appears below.

“We thank Mr. Soukup for his service on the Board, and particularly for his support of the pending sale of the Company to an affiliate of KRG Capital Partners, LLC,” said Stephen K. Onody, Colorado MEDtech’s Chairman and CEO. “When Mr. Soukup joined the Board last year he immediately contributed to the Board’s ongoing efforts to enhance value for all shareholders. We wish him continued success.”

Colorado MEDtech, Inc., through its CIVCO Medical Instruments Co., Inc. subsidiary, is a full service developer and manufacturer of medical devices and equipment for the ultrasound and minimally invasive OEM and end-user markets.

The text of Mr. Soukup’s resignation letter follows:

Duncan Soukup
118 E. 25th Street, 8th Floor
New York, NY 10010

April 17, 2003

Mr. Stephen K. Onody
Chairman
Colorado MEDtech, Inc.
345 S. Francis Street, Unit F
PO Box 819
Longmont, CO 80512-0819

Dear Steve:

My intention when I joined the Board of Colorado MEDtech, Inc. (“CMED”) was to work with you and CMED’s Board to enhance value for all shareholders. At that time CMED’s stock was trading at $2.25 per share. Now that the sale of CMED is pending to an affiliate of KRG Capital Partners, LLC for an estimated $4.50 to $5.00 per share in cash, an increase of at least 100% over the price when I joined the Board, I believe my job is done. Accordingly, I hereby resign as a Director of CMED effective immediately

I wish everyone at CMED and CIVCO every success in their future endeavors.

Very truly yours,

/s/ Duncan Soukup

Duncan Soukup

Forward-Looking Statements

The statements in this news release that are not historical facts, including those regarding strategic alternatives, are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “estimates,” “may,” “will,’’ “should,” “anticipated,” “expected” or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to, the risk that the Company’s shareholders may not approve the merger transaction, the risk that a material adverse change in the Company’s business may prevent the merger from closing (i.e., the risk that the Company’s existing level of orders may not be indicative of the level or trend of future orders, the risk that the Company may not successfully complete the work encompassed by current or future orders, the risk that unforeseen technical or production difficulties may adversely impact project timing and financial performance, the risk of an adverse result in pending or potential litigation, the risks associated with regulation by the Federal Food and Drug Administration including compliance with the Quality System Regulation, and the risk that a downturn in general economic conditions or customer budgets may adversely affect research and development and capital expenditure budgets of potential customers upon which the business of the Company is dependent) or the risk that the Company may otherwise be unable to successfully complete the merger transaction. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company’s documents filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

Additional Information And Where To Find It

Colorado MEDtech, Inc. plans to mail a proxy statement to its shareholders containing information about the sale of the Company to an affiliate of KRG Capital Partners, LLC (the “Merger”). Investors and shareholders of Colorado MEDtech, Inc. are advised to read the proxy statement carefully when it becomes available because it will contain important information about the Merger, the persons soliciting proxies related to the Merger, their interests in the Merger, and related matters. Investors and shareholders may obtain free copies of the proxy statement (when available) and other documents filed by Colorado MEDtech at the Securities and Exchange Commission’s website at http://www.sec.gov.

Free copies of the proxy statement will also be available from Colorado MEDtech by directing such requests to the attention of Mr. Peter J. Jensen, Secretary, Colorado MEDtech, Inc., 345 S. Francis St., Unit F, P.O. Box 819, Longmont, CO 80502-0819, telephone (303) 651-2648.

Information Concerning Participants

Colorado MEDtech and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Colorado MEDtech shareholders in favor of the Merger. Information regarding the participants is included in Colorado MEDtech’s Proxy Statement for its Annual Meeting of Shareholders filed with the Securities and Exchange Commission on October 11, 2002 and its preliminary Proxy Statement for its Special Meeting of Shareholders filed with the Securities and Exchange Commission on April 11, 2003. This document is available free of charge at the SEC’s website at http://www.sec.gov and from Colorado MEDtech.

CONTACTS:

Colorado MEDtech, Inc. Stephen K. Onody, President and CEO Gregory A. Gould, CFO Website: www.cmed.com	Telephone: Fax: Email:	303.530.2660 303.581.1010 cmedinfo@cmed.com